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                                 COMPUSA INC.
                             OFFICERS' BONUS PLAN

                                   ARTICLE I
                              PURPOSE OF THE PLAN

The purpose of this CompUSA Inc. Officers' Bonus Plan is to provide incentive compensation opportunities for certain officers of the Company and its affiliates. The Plan is designed to assist in the attraction, motivation and retention of superior talent at the officer level, align the officers' interests with those of the stockholders by placing a portion of their pay at risk depending upon corporate performance, and support the achievement of desired Company performance. Participants in the Plan will have the opportunity to earn Awards upon the attainment of Performance Goals established by the Compensation Committee as promptly as practicable but in any event within the first 90 days of each Plan Year.

                                  ARTICLE II
                                  DEFINITIONS

When used in the Plan, the following terms shall have the following meanings:

2.1  AWARD means an annual incentive compensation award under the Plan.

2.2 BASE EARNINGS means base earnings paid to a Participant while serving in a Bonus Eligible Position during the Plan Year.

2.3  BOARD OF DIRECTORS means the Board of Directors of the Company.

2.4 BONUS ELIGIBLE POSITION means a position of employment with the Company, or one of its affiliates, that is designated by the Compensation Committee or management of the Company or any of its affiliates as eligible for an Award.

2.5  COMPANY means CompUSA Inc., a Delaware corporation.

2.6 COMPENSATION COMMITTEE means the Compensation Committee of the Board of Directors, which will have overall responsibility for administering the Plan.

2.7 DISABILITY: the "Disability" of a Participant shall be deemed to have occurred whenever a Participant is rendered unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuing period of not less than twelve months. In the case of any dispute, the determination of Disability will be made by a licensed physician selected by the Compensation Committee, which physician's decision will be final and binding.

2.8 PARTICIPANT means any employee of the Company or any affiliate thereof who is described as eligible to participate in the Plan as set forth in
     Article III hereof.

2.9 PERFORMANCE GOALS means the performance goals established each Plan Year pursuant to the Plan against which performance will be measured.

2.10 PLAN means this CompUSA Inc. Officers' Bonus Plan, effective as of June 29, 1997, as set forth herein.

2.11 PLAN YEAR means the performance period of the Plan, which shall be commensurate with the Company's fiscal year.

2.12 RETIREMENT means resignation by the Participant on or after the date on which the Participant has served the Company or one or more of its affiliates for at least five years in the aggregate.
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2.13 TARGET AWARD means an Award that may be earned by a Participant for service in a Bonus Eligible Position upon attainment of all Performance Goals at the Target Level of Performance. The amount of the Target Award for a Participant shall be equal to that Participant's Base Earnings multiplied by the Target Percentage.

2.14 TARGET PERCENTAGE means the percentage (which may exceed 100%) of Base Earnings of each Participant determined by the Compensation Committee pursuant to Section 5.1.

2.15 TARGET LEVEL OF PERFORMANCE means the level of performance of a Performance Goal that, if attained, will entitle the Participant to 100% of the portion of the Target Award that is related to that Performance Goal.

2.16 THRESHOLD LEVEL OF PERFORMANCE means the minimum level of attainment of a Performance Goal that will entitle the Participant to some percentage, less than 100%, of the portion of the Target Award that is related to that Performance Goal.

                                  ARTICLE III
                                  ELIGIBILITY

3.1 Subject to the further provisions of this Article III, all employees of the Company or an affiliate thereof who are "officers" of the Company as defined in Rule 16a-1(f) promulgated by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934, as amended, are eligible to participate in the Plan.

3.2 An employee must be employed (including approved annual vacation leave) in a Bonus Eligible Position as of the last day of the Plan Year and have at least 30 consecutive days of service in a Bonus Eligible Position during the Plan Year in order to be eligible to receive an Award for such Plan Year. An employee whose employment terminates during the Plan Year for any reason other than those reasons set forth in Section 3.4 is not eligible to receive an Award for such Plan Year.

3.3 Any provision of the Plan to the contrary notwithstanding: (i) for purposes of determining an employee's period of service in a Bonus Eligible Position during a Plan Year, any period of approved annual vacation leave, and any period of a leave of absence (whether paid or unpaid) to which the employee is entitled pursuant to the Family and Medical Leave Act, shall be included as service for such Plan Year; and
     (ii) for purposes of determining whether an employee is employed in a Bonus Eligible Position as of the last day of a Plan Year, an employee on a leave of absence as of the last day of a Plan Year (whether paid or unpaid) to which the employee is entitled pursuant to the Family and Medical Leave Act who was employed in a Bonus Eligible Position when such leave of absence commenced, shall be deemed to be employed as of such date.

3.4 Any Participant whose employment terminates during a Plan Year (but prior to the last day of such Plan Year) due to Disability, Retirement or death shall be eligible for an Award for the Plan Year based on the Participant's service in a Bonus Eligible Position during the Plan Year, provided such Participant has completed 30 consecutive days of service in a Bonus Eligible Position during the Plan Year. In the event of an employee's death, the beneficiary of the employee under the Plan shall be the same as the Participant's designated beneficiary under the CompSavings Plan for Employees of CompUSA Inc.

                                     (ii)
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                                  ARTICLE IV
             ADMINISTRATION OF THE PLAN; AMENDMENT AND TERMINATION

4.1 The Plan shall be administered by the Compensation Committee. Subject to the provisions of the Plan, the Compensation Committee shall have the right and authority, in its sole and absolute discretion, to: (i) adopt, amend or rescind administrative and interpretive rules and regulations relating to the Plan, (ii) construe the Plan, (iii) make all other determinations necessary or advisable for administering the Plan and (iv) exercise the powers conferred on the Compensation Committee under the Plan. The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem expedient to carry it into effect, and it shall be the sole and final judge of such expediency. The determinations of the Compensation Committee on the matters referred to in this Section 4.1 shall be final and binding.

4.2 Subject to the provisions of the Plan, the Board of Directors shall have the exclusive authority to amend, modify, suspend or terminate the Plan at any time with or without notice; provided that no amendment, modification, suspension or termination of the Plan shall in any manner adversely affect the right of any Participant to receive any amount to which such Participant has become entitled prior to such amendment, modification, suspension or termination.

                                   ARTICLE V
      DETERMINATION OF BONUS ELIGIBLE POSITIONS, PERFORMANCE GOALS AND TARGETS

5.1 As promptly as practicable but in any event within the first 90 days of each Plan Year, the Compensation Committee shall determine (i) Bonus Eligible Positions (which determination may be delegated to management of the Company or any of its affiliates), (ii) Performance Goals for each Participant, (iii) the Threshold Level of Performance and the Target Level of Performance for each Performance Goal of each Participant and (iv) the Target Percentage for each Participant. The Performance Goals established by the Compensation Committee for a Plan Year may be based on earnings per share, stock price, cash flow, gross income, net income, operating income, inventory shrinkage, expense levels, debt balance, debt ratings, total stockholder return, return on investment, return on equity, economic value added, production volumes, gross margin dollars, sales or net asset value per share. The Performance Goals may be based on (i) the performance of the Company generally, in the absolute or in relation to its peers, (ii) the performance of a particular Participant or (iii) the performance of a particular division, department, branch, subsidiary or other unit to which a Participant is assigned. If the Compensation Committee determines that any Participant shall have more than one Performance Goal, each Performance Goal shall be weighted (expressed as a percentage) to reflect its relative importance to the Company's business plan for the Plan Year. The sum of the weightings of the Performance Goals for a Participant for the Plan Year shall equal 100%.

5.2 In addition to the Performance Goals established by the Compensation Committee pursuant to Section 5.1, the Compensation Committee may, in its sole discretion, establish Performance Goals for any Participant or group of Participants for any Plan Year based on such factors other than those listed in Section 5.1 as the Compensation Committee determines to be appropriate for such Plan Year, even though any Award or portion of an Award paid to a Participant that is based upon a Performance Goal not listed in Section 5.1 may not qualify for exemption from the deduction limitations of Section 162(m) of the Internal Revenue Code of 1986.

5.3 At any time during a Plan Year, the Compensation Committee may, in its sole discretion, but subject to Section 4.2, cancel or revise its determinations for such Plan Year made with respect to (i) Bonus Eligible Positions, (ii) Performance Goals for each Participant, (iii) the Threshold Level of Performance and the Target Level of Performance for each Performance Goal of each Participant and (iv) the Target Percentage for each Participant; provided that no revision that might result in an increase of the amount of a Participant's Award for a Plan Year may be made after the first 90 days of the Plan Year.

                                     (iii)
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                                  ARTICLE VI
                               AMOUNT OF AWARDS

6.1 As promptly as practicable but in any event within 75 days after the end of each Plan Year, a performance score, expressed as a percentage (which may exceed 100%), shall be determined by management of the Company or any of its affiliates and certified in writing by the Compensation Committee for each Performance Goal of each Participant, with the degree of achievement based upon actual performance compared to the Target Level of Performance. If the degree of achievement for any Performance Goal is less than the Threshold Level of Performance for such Performance Goal, the performance score shall be zero.

6.2 If for any Plan Year a Participant has only one Performance Goal, the Participant's Award for such Plan Year shall be determined by multiplying the Participant's Target Award by the performance score applicable to such Performance Goal as determined pursuant to Section 6.1. If more than one Performance Goal has been established for a Participant, the amount of the Participant's Award shall be determined by multiplying the Participant's Target Award by a cumulative performance score that takes into account the Participant's degree of achievement of each Performance Goal as well as the weightings of all Performance Goals. Any provision of the Plan to the contrary notwithstanding, the maximum Award that may be paid to any Participant for a Plan Year calculated as described above shall be $5,000,000.

6.3 In addition to the Awards based upon attainment of Performance Goals as set forth above, the Compensation Committee may, in its sole discretion, grant ad hoc bonuses to any Participant or group of Participants in such amount or amounts as it shall determine to be appropriate based upon such factors as it shall deem to be relevant. Any such ad hoc bonuses shall be paid within 75 days following the end of the Plan Year.

                                  ARTICLE VII
                           FORM AND TIMING OF AWARDS

7.1 Awards under the Plan shall be paid in cash by the Company, or with respect to a Participant in the employ of an affiliate, by such affiliate, within 75 days following the end of the Plan Year. Awards shall be subject to the normal rules and regulations regarding withholding for taxes and other deductions, if any, as may be in effect from time to time.

                                 ARTICLE VIII
                            NO RIGHT OF EMPLOYMENT

8.1 Nothing in the Plan, including the employee's eligibility for participation in the Plan, will confer upon such employee any right with respect to the continuation of such employee's employment by the Company or an affiliate thereof or interfere in any way with the right of the Company or an affiliate thereof at any time to terminate such employment or to increase or decrease the compensation of the employee.

                                  ARTICLE IX
                                 MISCELLANEOUS

9.1 A Participant shall not have the right to anticipate, alienate, sell, transfer, assign, pledge, or encumber his or her right to receive any Award.

9.2 The Plan is intended to constitute an unfunded plan of incentive compensation. No Participant shall have any lien on or rights with respect to any assets of the Company or any affiliate thereof that are greater than those of a general creditor by reason of any rights to any Award.

9.3 The adoption of the Plan or any modification or amendment hereof does not imply any commitment to continue or adopt the same plan, or any modification hereof, or any other plan for incentive compensation for any succeeding year.

                                     (iv)
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9.4  The internal laws of the State of Texas (and not the principles relating to conflicts of laws) shall govern the Plan.

9.5 The Plan shall be binding upon and inure to the benefit of the successors and assigns of the Company and its affiliates.

9.6 The Plan shall be deemed adopted by the Board of Directors as of June 29, 1997. The Plan shall be deemed effective as of that date, provided it is duly approved by the holders of a majority of the shares of Common Stock of the Company present, or represented, and entitled to vote at the 1997 annual meeting of stockholders of the Company. If the Plan is not approved by the stockholders at the 1997 annual meeting of stockholders, the Plan shall terminate and all actions taken hereunder shall be null and void.